Exhibit 10.23

LICENSE AND CLINICAL TRIALS AGREEMENT

Agreement (“AGREEMENT”), effective as of February 27, 1995 (“Effective Date”) between VIRUS RESEARCH INSTITUTE, INC., a Delaware corporation, with its principal place of business at 61 Moulton Street, Cambridge, Massachusetts 02138 (hereinafter referred to as “VRI”) and the JAMES N. GAMBLE INSTITUTE OF MEDICAL RESEARCH, an Ohio non-profit corporation, with its principal place of business at 2141 Auburn Avenue, Cincinnati, Ohio 45219 (hereinafter referred to as “GAMBLE”).

WITNESSETH:

WHEREAS, GAMBLE is the owner of certain rights in technology as defined herein; and

WHEREAS, GAMBLE desires to have such rights utilized to promote the public interest by granting a license thereunder;

WHEREAS, VRI is engaged in the development, production, marketing and sale of products similar to the technology which is the subject of this AGREEMENT and has the strategic commitment to facilitate the transfer of such technology for the public interest; and

WHEREAS, VRI desires to obtain a license to said rights upon the terms and conditions hereinafter set forth;

WHEREAS, VRI desires to utilize GAMBLE’s services with respect to the conduct of certain of the clinical trials and laboratory services needed to obtain FDA approval for GAMBLE’S rotavirus vaccines.

NOW THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                       DEFINITIONS

1.1                                 “Invention(s)” shall mean rotavirus vaccines, developed from rotavirus strain 89-12, including that which was safety tested by Lou Potash, Ph.D. of PRI/DynCorp for GAMBLE and received by GAMBLE on 12/2/93 or modification of rotavirus strain 89-12 generated by natural or site-directed mutagenesis, that stimulate neutralizing antibody to multiple serotypes of human rotavirus, and methods for vaccinating humans against rotavirus illness caused by rotaviruses of different serotypes using rotavirus strain 89-12 and for expanding the titers and memory of the cells that express the pre-existing neutralizing antibodies induced following primary vaccination against rotavirus disease using solely rotavirus strain 89-12. The Invention(s) include inactivated vaccines using rotavirus strain 89-12.

1.2                                 “Technical Information” shall mean vaccine production information and the results of the safety and identity testing conducted by Lou Potash, Ph.D., of PRI/DynCorp and received by GAMBLE on 12/2/93 and information regarding the history, culture, adaptation and attenuation of rotavirus strain 89-12; and scientific, technical and medical information related to 89-12, generated by or on behalf of GAMBLE or obtained from Dr. Potash as part of the quality assurance process during the term of this AGREEMENT.

1.3                                 “Patent Rights” shall mean any current or future United States or foreign patent applications which are set forth in Appendix A attached hereto and arising from Inventions owned by or assigned to GAMBLE, together with any divisions and continuations (related to rotavirus strain 89-12) continuations-in-part (related solely to rotavirus strain 89-12 and improvements thereto), patents issuing thereon and reissues thereof and extensions thereof; provided that in the case of future patent applications and patents, inclusion in Patent Rights shall be subject to reimbursement by VRI to GAMBLE of the cost of Research and Development with respect thereto. Nothing in this Agreement gives VRI rights to Improvements in a vaccine which does not employ rotavirus strain 89-12.

1.4                                 “Licensed Products” shall mean any product which is covered in whole or in part by a Valid Claim in the Patent Rights and/or which incorporates or utilizes to a significant degree Technical Information.

1.5                                 “Licensed Process” shall mean any process which is covered in whole or in part by a Valid Claim in the Patent Rights and/or which incorporates or utilizes to a significant degree Technical Information.

1.6                                 “Territory” shall mean the entire world.

1.7                                 “Net Sales” shall mean the gross revenue received by VRI, its Affiliates from the sales of Licensed Products or Licensed Processes to independent third parties less:

(a)                                  Transportation charges or allowances separately stated and invoiced;

(b)                                 Trade, quantity, cash, rebates or other allowances and discounts and brokers’, distributors’, or agents’ commissions actually allowed and taken;

(c)                                  Credits or allowances made or given on account of rejects or returns;

(d)                                 Medicare and Medicaid disallowed reimbursements;

(e)                                  Taxes levied on and/or other governmental charges made as to production, sale, transportation, delivery or use and paid by or on behalf of Licensee.

Licensed Products shall be considered “sold” when invoiced.

1.8                                 “Sublicensee” shall mean any corporation, partnership or business organization which is not an Affiliate to which VRI grants a license to enable said party to sell Licensed Products or utilize Licensed Processes.

1.9                                 “Affiliate” shall mean any corporation or other business entity controlled by, controlling, or under common control with VRI. For this purpose “control” means direct or indirect beneficial ownership of at least fifty percent (50%) interest in the income or stock of such corporation or other business.

1.10                           “Valid Claim” shall mean a claim of an issued patent or pending patent application which has not been pending for more than five (5) years from the relevant U.S. priority date, January 3, 1992, which has not lapsed or become abandoned or been declared invalid or unenforceable by a court of competent jurisdiction or an administrative agency from which no appeal can be or is taken.

2.                                       GRANT

2.1                                 GAMBLE hereby grants to VRI the exclusive right and license under Patent Rights and Technical Information to make, have made, use, lease, have leased, sell, and have sold the Licensed Products and to practice the Licensed Processes in the Territory for the term of this AGREEMENT unless this AGREEMENT is sooner terminated according to the terms hereof. VRI shall have the right to extend the grant set forth in this Section 2.1 to its Affiliates.

2.2                                 Notwithstanding the provision of Section 2.1, GAMBLE shall retain the right to make, use and practice the Invention(s) and the Technical Information for its own non-commercial, research purposes. GAMBLE shall have the right to convey to other non-profit organizations at no charge other than shipping fees, the Invention(s) and Technical Information for use in non-commercial, basic research, provided that such organizations have entered into agreements in substantially the form attached as Appendix B.

2.3                                 VRI agrees that any Licensed Products subject to obligations under Public Laws 96-517 or 98-620 and which are intended for sale in the United States shall be manufactured substantially in the United States. In the event that VRI determines that compliance with the foregoing obligation is commercially impracticable, GAMBLE agrees that it will cooperate with VRI in attempting to obtain from the U.S. Government a waiver of such obligation.

2.4                                 (a)                                  VRI will have the right, subject to the terms of this AGREEMENT, to enter into sublicensing agreements with any other entity (other than an Affiliate to whom the license may be extended in accordance with Section 2.1) for the rights, privileges and licenses granted hereunder.

(b)                                 VRI agrees that any sublicenses granted by it shall provide that the obligations to GAMBLE contained in the following provisions of this AGREEMENT shall be binding upon the Sublicensee: Sections 2.4 (c), 8 and 10. VRI further agrees to attach a copies of such provisions to each sublicense agreement.

(c)                                  VRI agrees to forward to GAMBLE a copy of any and all fully executed sublicense agreements within thirty (30) days of execution thereof, and further agrees to forward to GAMBLE annually a copy of such reports received by VRI from its Sublicensee during the preceding twelve (12) month period under the sublicenses as shall be pertinent to a royalty accounting under said sublicense agreements. VRI may delete from copies of sublicense agreements provided to GAMBLE hereunder commercial, research and development, manufacturing, financial and other provisions unrelated to VRI’s or the Sublicensee’s obligations to GAMBLE.

(d)                                 In the event that this AGREEMENT is terminated prior to its normal expiration, any sublicense granted by VRI shall remain in full force and effect from and after that date as a direct license between GAMBLE and the Sublicensee, to the extent that the royalty obligations of VRI in individual countries have not ceased pursuant to the terms of this AGREEMENT and the Sublicensee’s agreement to be bound by the terms and conditions set forth in this AGREEMENT.

2.5                                 (a)                                  In addition to the license granted herein, GAMBLE grants to VRI an exclusive option to obtain a world-wide, exclusive royalty-bearing license to any improvement(s) on the Invention(s) that (i) are not subject to prior commitments to other parties; (ii) relate to the diagnosis, treatment and/or prevention of human rotavirus illnesses employing strain 89-12; (iii) which are not specifically included in the Invention(s) or Patent Rights; and (iv) provide a significant commercial advantage, herein collectively (“Improvements”).

(b)                                 Such option shall extend for a period of sixty (60) days from the date VRI receives written notice from GAMBLE disclosing such Improvement. During such sixty (60) day period, GAMBLE shall reasonably make available to VRI any other information in its possession or control which would be useful to VRI in evaluating the improvement. In the event VRI decides to exercise its option, VRI shall do so by notifying GAMBLE in writing during such sixty (60) day period. Upon exercise of VRI’s option, GAMBLE and VRI shall enter into a license agreement containing substantially the same provisions as the applicable provisions of this AGREEMENT except for the initial license fee which shall be at least an amount sufficient to reimburse GAMBLE for its costs relating to the development of the Improvement, plus GAMBLE’s actual patent costs relating thereto.

(c)                                  The written notice to GAMBLE of VRI’s exercise of its option hereunder shall include instructions to GAMBLE as to whether VRI wishes GAMBLE to have a patent application prepared and filed with respect to any such improvement. VRI shall pay for all patent costs relating to any Improvement to which VRI exercises its option.

(d)                                 In the event that VRI does not exercise its option hereunder or if the parties have not entered into a license agreement as described in Section 2.5 (b)(1) above at the close of sixty (60) days from VRI’s notice of exercise, GAMBLE shall be free to offer a license for the Improvement on terms of its own choosing to a third party, provided the terms are not more favorable than those terms offered to VRI. VRI will grant a sublicense under Patent Rights to such third party, if required, royalty-free, to permit such party to develop and sell such Improvement.

2.6                                 As soon as reasonably possible following the Effective Date of this AGREEMENT, but in no event later than thirty (30) days after the Effective Date, GAMBLE shall provide to VRI copies of all Technical Information directly relating to the Invention(s) in its possession and control on the Effective Date. In addition, GAMBLE shall transfer to VRI all supplies of rotavirus strain 89-12 and the master and working cellbanks except as may be necessary for GAMBLE to conduct such basic research as may be agreed upon by the parties. Upon termination of this AGREEMENT, as a result of a breach by VRI or by VRI pursuant to Section 7.4, VRI shall return all Technical Information to GAMBLE.

3.                                       CLINICAL TRIALS AND DUE DILIGENCE

3.1                                 (a)                                  GAMBLE and VRI will cooperate with one another to complete all pre-clinical studies necessary for the continued support of the Investigational New Drug application (“IND”) filed with the U.S. Food and Drug Administration (FDA) and for foreign equivalents filed with respect to a Licensed Product. VRI shall consult with GAMBLE, shall provide GAMBLE with drafts of the regulatory submission prior to its filing, and shall not unreasonably refuse to comply with any request by GAMBLE for any changes thereto, but all regulatory filings shall be submitted in the name of VRI and VRI shall have the final authority with respect to their content. GAMBLE shall cooperate with VRI in responding to any comments of the FDA with respect to its regulatory filing.

(b)                                 Following approval under FDA regulations that clinical trials may commence under the IND for which approval has been granted, GAMBLE, recognizing the need for expeditious handling of all matters for which GAMBLE is responsible herein, agrees that GAMBLE will use reasonable efforts to promptly conduct the clinical trials and necessary laboratory work provided for in the IND, subject to the following:

(1)                                  In consultation with and subject to the approval of VRI, GAMBLE will use reasonable efforts to design and draft the protocols with respect to Phase I clinical trials;

(2)                                  In consultation with, and subject to the approval of VRI, GAMBLE will use reasonable efforts to design and draft the protocols with respect to Phase II clinical trials;

(3)                                  GAMBLE will use reasonable efforts to conduct the initial Phase II clinical trials and, subject to consultation with and the approval of VRI, conduct and/or participate in confirmatory or other Phase II clinical trials, together with all laboratory work, as required;

(4)                                  if other sites are required in connection with Phase II clinical trials, VRI will consult with GAMBLE regarding the use and selection of other sites and GAMBLE will use reasonable efforts to assist VRI in selecting such additional sites;

(5)                                  GAMBLE and VRI will use reasonable efforts to jointly design and draft protocols for Phase III clinical trials and GAMBLE may, at GAMBLE’s option, participate as one of multiple centers for the clinical trials; Dependent upon FDA requirements, GAMBLE will use reasonable efforts to conduct all laboratory work required therefore; provided, however, that if GAMBLE’s laboratory capabilities are not sufficient for the central lab work required for Phase III clinical trials, GAMBLE will use reasonable efforts to assist VRI in selecting and approving an appropriate central laboratory and will use reasonable efforts to supervise that laboratory in its performance of such work;

(6)                                  promptly after completion of the above-described clinical trials, GAMBLE will cooperate with VRI in preparation and submission to the FDA of an appropriate application for approval with respect to the Licensed Product (PLA/NDA) and in the submission of regulatory filings in foreign countries;

(7)                                  if the PLA/NDA is not approved, GAMBLE will cooperate with VRI at V RI’s expense in taking any further action required to obtain its approval;

(8)                                  GAMBLE will use reasonable efforts to conduct all trials with the prior approval and ongoing review of all appropriate and necessary review authorities and in accordance with applicable federal, state and local laws and regulations and will provide VRI with written evidence of review and approval of each trial by the appropriate Institutional Review Board prior to the initiation of each trial and of that Board’s continuing review and approval of each trial whenever it is reviewed, but at least once per year;

(9)                                  GAMBLE will furnish VRI with the data resulting from the clinical trials within a reasonable time after completion of each trial, provided that GAMBLE will permit representatives of VRI to examine GAMBLE’s facilities, validate case reports against original data in its files and monitor work performed, at reasonable times and in a reasonable manner at mutually agreed upon times during the term of this AGREEMENT, to determine the adequacy of the facilities and whether the clinical trials are being conducted in compliance with the protocol and relevant FDA regulations;

(10)                            GAMBLE will retain original records of the clinical trials conducted by GAMBLE including the original of all volunteer consent forms in strict accordance with all federal regulations.

(11)                            GAMBLE shall compile clinical trial data and provide copies of the complete data set to VRI in a timely manner. GAMBLE will cooperate with VRI in the analysis of the clinical data.

(12)                            GAMBLE is conducting the adult and child phases of the Phase I clinical trials described in the protocols entitled “Reactivity and Immunogenicity of Live, Attenuated Rotavirus Vaccine Candidate Strain 89-12.” and attached as Appendix C, and will make reasonable efforts to conduct the infant phase of the Phase I clinical trial, and Phase II and Phase III clinical trials.

(13)                            Gilbert M. Schiff, M.D. shall be responsible for supervising the adult clinical trials at GAMBLE and shall be designated as “Principal Adult Investigator.” David I. Bernstein, M.D. shall be responsible for supervising the pediatric clinical trials at GAMBLE and shall be designated as “Principal Pediatric Investigator.” In the event that either such investigator is disabled or no longer employed at GAMBLE, then GAMBLE shall have the right to appoint another such investigator, subject to approval by VRI which shall not be unreasonably withheld.

(14)                            GAMBLE and VRI agree to conduct the clinical trials according to the protocols. However, if at any future date, changes in the protocol appear desirable, such changes may be made through prior written mutual agreement between GAMBLE and VRI. The clinical trials may be suspended or terminated , as appropriate, at any time by GAMBLE if in the reasonable medical judgment of either: the Principal Adult or Pediatric Investigator, or responsible institutional review board(s) or in the medical and/or regulatory judgment of VRI the health or safety of patients will be adversely affected and it is appropriate to do so. Any action taken by GAMBLE or its investigators or employees based on any such medical judgment shall not be deemed a breach of this AGREEMENT.

(15)                            GAMBLE agrees that the rights and welfare of the human subjects shall be protected in accordance with the protocols and all applicable federal and state laws. GAMBLE shall be responsible for obtaining appropriate institutional review board approval for the protocols and any subsequent changes to the protocols, and for obtaining informed consent of each human subject participating in the protocols. GAMBLE shall retain records of the clinical trials including the original of all volunteer consent forms in accordance with all federal regulations.

(16)                            In order to maintain subject confidentiality, no information relative to subject name or address shall be provided to VRI. All patient information will be identified in code. Any audits conducted by VRI shall be undertaken in conjunction with GAMBLE in order to ensure confidentiality.

(17)                            VRI shall promptly advise GAMBLE of adverse reactions or side effects relating to clinical trials which may become known to VRI and, similarly GAMBLE shall promptly advise VRI of adverse reactions or side effects relating to clinical trials which may become known to GAMBLE.

(c)                                  If GAMBLE fails to perform any of its obligations under this Section 3.1 and any such failure is not cured following sixty (60) days written notice to GAMBLE, VRI may terminate GAMBLE’s services relating to the obligations in the relevant Section (Sections 3.1(b) (1-17)) of this Section and VRI shall thereafter have the right to hire a third party contractor at VRI’s expense to perform and control the performance of such services. Termination of services provided herein in Sections 3.1(b) (1-17) shall not affect the rights and obligations of GAMBLE under any other Section. Upon termination of GAMBLE’s services for the foregoing reasons VRI will be obligated to pay GAMBLE for all pre-approved costs of the studies incurred by GAMBLE and not capable of cancellation. Such payment will be made within 30 days of submission of billing by GAMBLE to VRI. At VRI’s request, GAMBLE will assist VRI in selecting and approving such third party contractors to perform functions described in this Section 3.1.

(d)                                 Notwithstanding the foregoing, VRI, as sponsor of the development program may terminate GAMBLE services in conducting clinical trials for commercial reasons at any time with 30 days’ notice subject to VRI’s payment of all non-cancelable, pre-approved costs within 30 days of GAMBLE’s billing to VRI.

3.2                                 VRI agrees to pay GAMBLE for all fees and expenses that GAMBLE expects to reasonably incur in conducting the trials described in Section 3.1 above, provided that the amounts of such fees and costs have been approved by VRI in writing in advance. VRI agrees to pay 40% of the approved budget for each study in phase I, II and III upon initiation of each study and the remaining 60% at agreed upon milestones during the course of each study, so that full payment for each study is made by the conclusion of that study. Irrespective of the amount advanced, VRI shall pay all costs incurred by GAMBLE in conducting the trials described in Section 3.1, provided such expenses have been approved in advance by VRI. If the monies advanced by VRI exceed expenses for a study, GAMBLE shall refund the difference. VRI shall have the trials monitored by its own staff or outside contractors at its election and shall have the data resulting from the studies compiled and analyzed. VRI shall have any such VRI staff or outside contractors execute a confidentiality agreement, prior to such staff or outside contractors involvement in the clinical trials.

3.3                                 GAMBLE and/or its investigators will have the right to publish the results of the clinical trials described in Section 3.1 above and performed by GAMBLE, provided that VRI is provided with a preprint and/or abstract of any proposed publication at least forty-five (45) days in advance of submission of the proposed publication. In the event that, as a result of reviewing such abstract or preprint, VRI determines that such publication would result in disclosure of an Invention as to which VRI has rights under Sections 2.1, 2.4 and/or 2.5 hereof or includes any VRI Confidential Information (as hereinafter defined), GAMBLE agrees to delay publication for a sufficient period to enable a patent application to be filed with respect thereto at VRI’s expense and delete VRI confidential information, VRI acknowledges and agrees that GAMBLE and/or its investigators will be entitled to appropriate credit, and to be included as co-authors for those directly involved in the study, in accordance with prevailing scientific standards.

3.4                                 In lieu of VRI paying minimum royalties and subject to obtaining FDA or foreign regulatory approval for the 89-12 rotavirus vaccine VRI agrees to use reasonable efforts to bring one or more Licensed Products to the marketplace through a program of development, production, distribution, and marketing consistent with sound and reasonable business practices and judgments. VRI agrees to provide GAMBLE annually with a business development plan (which will include strategy, major milestones for clinical development, FDA registration, commercialization, and financial performance data) for the upcoming fiscal year, the first plan due no later than one hundred eighty (180) days from the Effective Date hereof and each subsequent plan due no later than December 31 in subsequent years. In the event GAMBLE believes VRI is not exerting reasonable efforts GAMBLE shall advise VRI and state the efforts which it believes would meet this requirement. If VRI disagrees the parties will attempt to resolve the matter by good faith discussions. If they still cannot agree the matter shall be submitted to arbitration pursuant to Section 12 to determine the efforts to be exerted by VRI. After the arbitration decision, in the event VRI fails to exert the efforts required by the arbitration, GAMBLE shall have the right to terminate this AGREEMENT upon giving VRI thirty (30) days prior written notice and the opportunity to cure within said thirty (30) days or alternatively VRI may resume minimum royalty payments in lieu of preparation of a business plan and using reasonable efforts; however, in such event, resumption of payment of minimum royalties under this Section 3.4 does not entitle VRI to an exclusive license agreement.

4.                                       PAYMENTS

4.1                                 (a)                                  VRI agrees to pay GAMBLE in partial consideration for the license granted hereunder a licensing fee in the total amount of $50,000 payable in two equal installments, as follows:

(1) upon signing of this AGREEMENT	$25,000
(2) upon filing of the PLA/NDA for a Licensed Product with the FDA	$25,000

4.2                                 (a)                                  VRI shall pay the following running royalties to GAMBLE during the term of this AGREEMENT as set forth below:

(1)                                  Five percent (5%) on the Net Sales by VRI or its Affiliates of Licensed Products or any use of Licensed Processes in the United States (other than sales to Sublicensees for resale) where the manufacture, use or sale of such Licensed Products or any use of such Licensed Processes is covered by a Valid Claim of Patent Rights; or four percent (4%) on such Net Sales in countries other than the United States (other than sales to Sublicensees for resale) where the manufacture, use or sale of Licensed Products or any use of Licensed Processes is covered by a Valid Claim of Patent Rights in the country of sale; or one percent (1%) of Net Sales for five (5) years from first commercial sale in a country, on a country by country basis, on any other sales by VRI or its Affiliates of Licensed Products (other than sales to Sublicensees for resale) where no Patent Rights have been nor are intended to be filed with respect to such products; or two percent (2%) of Net Sales of Licensed Products sold to the United States Government or sold to State or other agencies at equivalent prices to those established for sale to the United States Government.

(2)                                  From any royalties received from its Sublicensees, VRI shall pay GAMBLE thirty (30%) of royalties received by VRI from a Sublicensee for sale of Licensed Products. Reporting and payment of such royalties shall be made in accordance with the provisions of Section 5.

(3)                                  If royalties for Licensed Products or Licensed Processes covered by a Valid Claim of Patent Rights cease to be paid because a patent application has been pending for more than five (5) years from the relevant U.S. priority date, then a royalty of 1% of Net Sales will be payable until the end of the fifth year on the market in that country. No royalty will be payable following the fifth anniversary of first marketing in that country unless a valid and enforceable patent subsequently issues. If a valid and enforceable patent issues royalties will be payable from the date of issue until the expiry of said valid and enforceable patent at the full applicable royalty rate for that country as set forth in Section 4.2(1).

4.3                                 (a)                                  Subject to Section 3.4. During the exclusive period of the AGREEMENT, VRI shall pay a minimum annual royalty commencing on the expiration of calendar year 1999 and continuing through calendar year 2003, as follows:

1999	$100,000
2000	$200,000
2001	$300,000
2002	$400,000
2003	$500,000

(b)                                 If the royalties earned and paid to GAMBLE pursuant to Section 4.2(a) for any of the above calendar years are not at least equal to the applicable minimum royalties, VRI shall have the right to pay any difference between such minimum royalty amounts and the royalties paid to GAMBLE in full satisfaction of such obligation under this Section 4.3, which payment, if any, shall be made with the quarterly royalty payment due for the last quarter of the applicable calendar year. Waiver of any minimum royalty payment by GAMBLE shall not be construed as a waiver of any such subsequent payment. If VRI fails to make any such minimum royalty payment, GAMBLE shall have the right, at its option, to convert the License for the Licensed Products and Licensed Processes under Section 2.1 to a non-exclusive license. Royalty rates for non-exclusive licenses shall be fifty percent (50%) of the exclusive rates set forth in Section 4.2(a).

4.4                                 (a)                                  In the event that a Licensed Product under this AGREEMENT is sold in any country in a combination package or kit containing other active products not licensed hereunder, the Net Sales in each such country for purposes of determining royalty payments on the combination package, shall be calculated using one of the following methods:

(1)                                  By multiplying the net selling price of that combination package by the fraction A/A+B, where A is the net selling price in such country during the royalty-paying period in question, of the Licensed Product sold separately or Licensed Process used separately, and B is the net selling price in such country during the royalty period in question, of the other active products sold separately or used separately.

(2)                                  In the event that no such separate sales are made of the Licensed Product or any of the active products in such combination package in such country during the royalty-paying period in question, Net Sales for the purposes of determining royalty payments, shall be calculated by dividing the net selling price in such country of the combination package by the number of functions performed by the combination package sold where such package contains active agents or other proprietary technology other than those licensed under this AGREEMENT.

4.5                                 Payment of royalties specified in Section 4.2(a) shall be made by VRI to GAMBLE within sixty (60) days after March 31, June 30, September 30 and December 31 each year during the term of this AGREEMENT covering the quantity of Licensed Products sold or Licensed Processes used by VRI during the preceding calendar quarter. The last such payment shall be made within sixty (60) days after termination or expiration of this AGREEMENT.

4.6                                 All payments to be made under this Section shall be paid in United States dollars at such a place and in such a way, as GAMBLE may reasonably designate, without deduction of exchange, collection or other charges. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate published by the Bank of Boston on the last day of the calendar quarter with respect to which payments are due.

4.7                                 Only a single royalty shall be paid with respect to any Licensed Product or Licensed Process, under Section 4.2(a) irrespective of the number of Valid Claims of Patent Rights utilized.

4.8                                 In the event that VRI is required to pay royalties to one or more third parties under patents other than Patent Rights in order to make, use, sell or have sold Licensed Products or Licensed Processes, VRI shall be entitled to a credit against royalties due GAMBLE under Section 4.2(a) in an amount equal to fifty percent (50%) of the royalties paid to such third parties. However, in no event shall royalties payable to GAMBLE under Section 4.2(a) hereunder be reduced by more than forty percent (40%).

4.9                                 If the transfer of or the conversion into the United States dollar equivalent of any remittance due hereunder is not lawful or permissible in any country, such remittance shall be made thereof in the currency of the country to the credit and account of GAMBLE or its nominee in any commercial bank located in that country. Prompt notice shall be given to GAMBLE and GAMBLE may provide a nominee if so desired.

4.10                           If VRI exercises its option for the rights to improvements, VRI shall reimburse GAMBLE for the cost of the development program to make such Improvements.

5.                                       REPORTS AND RECORDS

5.1                                 VRI shall maintain true books of account containing an accurate record of all data necessary for the determination of the amounts payable under Section 4 hereof. Said records shall be kept at VRI’s principal place of business or the principal place of business of the appropriate division of VRI to which this AGREEMENT relates. Said records shall be available for inspection by a certified public accountant selected and paid by GAMBLE once each year during regular business hours and for six (6) years thereafter following the end of the calendar year to which they pertain in order for GAMBLE to ascertain the correctness of any report and/or payment made under this AGREEMENT. The provision of this Section 5.1 shall survive termination of this AGREEMENT.

5.2                                 (a)                                  Commencing with the calendar quarter in which Net Sales first occurs, sixty (60) days after March 31, June 30, September 30 and December 31, of each year in which this AGREEMENT is in effect, VRI shall deliver to GAMBLE full, true and accurate reports of its activities and those of its Sublicensee(s), if any, relating to this AGREEMENT during the preceding three month period. These reports shall include at least the following:

(1)                                  Gross Sales for Licensed Products or Licensed Processes;

(2)                                  Net Sales for Licensed Products or Licensed Processes;

(3)                                  Expenses, defined in Section 1.7, used to calculate Net Sales;

(4)                                  Calculation of royalties due based on Net Sales;

(5)                                  Any adjustments to amounts due pursuant to this AGREEMENT; and

(6)                                  Amounts due to GAMBLE for the applicable quarters.

5.3                                 With each such report, VRI shall pay to GAMBLE the royalties due and payable as provided for in Section 4.5. If no royalties are due under Section 4.2(a), VRI shall so report.

6.                                       PATENT PROSECUTION AND INFRINGEMENT

6.1                                 GAMBLE shall apply for and maintain during the term of this AGREEMENT any Patent Rights in the United States and in the European Union, Australia, Brazil, Canada, Japan and South Korea, and Mexico. The prosecution, filing and maintenance of all patents, with the exception of fee payments, shall be the primary responsibility of GAMBLE, using patent counsel selected by GAMBLE and reasonably acceptable to VRI, provided, however, that VRI shall be given a reasonable opportunity to advise GAMBLE on such matters, particularly as they pertain to patent prosecution in foreign countries, and GAMBLE shall furnish to VRI copies of any documents relevant to such prosecution, filing and maintenance in sufficient time in advance for VRI or its patent counsel to comment thereon. VRI shall pay all reasonable patent fees and costs, including reasonable counsel fees, incurred by GAMBLE pursuant to this Section.

6.2                                 VRI has reimbursed GAMBLE the sum of $24,277, representing 50% of foreign phase filing costs for the countries and listed in Section 6.1. VRI shall reimburse GAMBLE the sum of $78,558 upon VRI signing this AGREEMENT for the remaining 50% of the foreign phase filing costs and for its U.S. patent fees and costs arising from the Patent Rights invoiced by patent counsel to GAMBLE prior to October 10, 1994. All fees and costs incurred by GAMBLE after the Effective Date relating to the filing, prosecution and maintenance of all Patent Rights shall be paid by VRI within 30 days of receipt of invoice from GAMBLE. The foregoing notwithstanding, VRI shall will have the right to discontinue payment of any such fees or costs with respect to the Patent Rights in any particular country or countries, if after a good faith assessment of the cost of patent filing, the enforceability of intellectual property rights and the commercial value of the market, in a specific country, VRI believes that making such payments would not be commercially practical. VRI shall provide timely notice of VRI’s intention not to pay a fees so, if GAMBLE desires, GAMBLE may pay such fee.

6.3                                 If at any time during the term of this AGREEMENT, VRI furnishes to GAMBLE reasonably convincing written evidence of an infringement of a patent included in the Patent Rights which adversely and substantially affects the commercial operations of VRI under the license granted hereunder, GAMBLE shall have the right, but not the obligation, to prosecute, at its own expense any such infringement and shall have the right for such purpose to join VRI as a party plaintiff at GAMBLE’s expense. VRI independently shall have the right to join any such suit or action brought by GAMBLE and, in such event, shall pay one-half of the cost of such suit or action from the date of joining. Provided that VRI has joined in the action and shared the costs thereof as stated in the preceding sentence, no settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of VRI, which consent will not unreasonably be withheld. Any recovery or damages derived from such action shall first be used to reimburse GAMBLE for all legal expenses relating to such action. If VRI has not joined the action, GAMBLE is entitled to all recovery or damages still remaining; however, if VRI has joined the action, any recovery or damages still remaining shall be applied toward (i) reimbursement of GAMBLE for the amount of royalties not received by GAMBLE from the infringing party as a result of such infringement, and (ii) compensation of VRI for its lost profits or a reasonable royalty on the sales of the infringer, whichever is applicable; provided, however that if such remaining amount of recovery or damages is insufficient to compensate GAMBLE fully for such royalties and to compensate VRI fully for such lost profits or reasonable royalty, then such amount of recovery or damages still remaining shall be apportioned pro rata between GAMBLE and VRI in proportion to (a) the amount of royalties not received by GAMBLE from the infringing party as a result of such infringement, as compared with (b) VRI’s lost profits or reasonable royalty on the sales of the infringer. Any recovery or damages still remaining after the above-mentioned applications shall be distributed two-thirds (2/3) to GAMBLE and one-third (1/3) to VRI.

6.4                                 If after said three (3) months, GAMBLE fails to cause such infringement to terminate or to bring a suit or action to compel termination, VRI shall have the right, but not the obligation, to prosecute, at its own expense any such infringement and shall have the right for such purpose to join GAMBLE as a party plaintiff at VRI’s expense. GAMBLE independently shall have the right to join any such suit or action brought by VRI and, in such event, shall pay one-half of the cost of such suit or action from the date of joining. Provided that GAMBLE has joined in the action and shared the costs thereof as stated in the preceding sentence, no settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of GAMBLE, which consent will not unreasonably be withheld. Any recovery or damages derived from such action shall first be used to reimburse VRI (and GAMBLE if it joined in the action) for all legal expenses relating to such action. If GAMBLE has not joined the action, VRI is entitled to all recovery or damages still remaining; however, if GAMBLE has joined the action, any recovery or damages still remaining shall be applied toward (i) reimbursement of GAMBLE for the amount of royalties not received by GAMBLE from the infringing party as a result of such infringement, and (ii) compensation of VRI for its lost profits or a reasonable royalty on the sales of the infringer, whichever is applicable; provided, however that if such remaining amount of recovery or damages is insufficient to compensate GAMBLE fully for such royalties and to compensate VRI fully for such lost profits or reasonable royalty, then such amount of recovery or damages still remaining shall be apportioned pro rata between GAMBLE and VRI in proportion to (a) the amount of royalties not received by GAMBLE from the infringing party as a result of such infringement, as compared with (b) VRI’s lost profits or reasonable royalty on the sales of the infringer. Any recovery or damages still remaining after the above-mentioned applications shall be distributed two-thirds (2/3) to GAMBLE and one-third (1/3) to VRI.

6.5                                 In any infringement suit that either party may institute to enforce the Patent Rights pursuant to this AGREEMENT, the other party hereto shall, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples and the like.

6.6                                 In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights shall be brought against VRI, GAMBLE, at its sole option shall have the right, within sixty (60) days after GAMBLE receives notice from VRI of such action, to intervene and participate in action at its own expense.

7.                                       TERM AND TERMINATION

7.1                                 Unless earlier terminated as provided herein, this AGREEMENT shall remain in full force and effect for the life of the last to expire patent issued under the Patent Rights. Upon expiration, VRI shall have a fully paid-up, non-cancelable license.

7.2                                 Subject to Section 16, if VRI shall cease to carry on its business, this AGREEMENT shall terminate ninety (90) days after VRI ceases to do business, unless, within ninety (90) days VRI has identified a qualified successor licensee reasonably acceptable to GAMBLE willing to assume the obligation of VRI hereunder, in which case the assignment of this AGREEMENT to such successor licensee shall be subject to the written assumption by such successor of VRI’s obligations hereunder and to the written approval of GAMBLE, which shall not be unreasonably withheld.

7.3                                 Should VRI fail to pay GAMBLE such royalties other than minimum royalties as are due and payable hereunder, GAMBLE shall have the right to terminate this AGREEMENT on thirty (30) days written notice, or to convert this AGREEMENT from an exclusive to a non-exclusive license upon expiration of the thirty (30) day period.

7.4                                 VRI shall have the right to terminate this AGREEMENT at any time upon six (6) months written notice to GAMBLE, and upon payment of all amounts due GAMBLE through the effective date of termination. If this AGREEMENT is terminated, VRI will provide GAMBLE with information and data necessary for GAMBLE to pursue the development of Licensed Products or Licensed Processes and a right to reference VRI’s regulatory filings with the FDA.

7.5                                 Upon any material breach or default of this AGREEMENT by VRI or GAMBLE, the non-breaching party shall have the right to terminate this AGREEMENT and the rights, privileges and license hereunder granted upon ninety (90) days written notice to the other party. Such termination shall become effective immediately at the conclusion of such notice period unless the breaching party shall have cured any such breach or default prior to the expiration of the ninety (90) day period.

7.6                                 Upon termination of this AGREEMENT for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. VRI and any Sublicensee thereof may, after the effective date of such termination, sell all Licensed Products which are in inventory at the time of termination, and complete and sell Licensed Products which VRI can clearly demonstrate were in the process of manufacture at the time of such termination, provided that VRI shall pay to GAMBLE the royalties thereon as required by Section 4 of this AGREEMENT and shall submit the reports required by Section 5 hereof on the sales of Licensed Products.

8.                                       INDEMNIFICATION AND INSURANCE

8.1                                 VRI shall defend, indemnify and hold harmless GAMBLE and its trustees, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns, against all losses, damages, expenses, including attorney’s fees and against any claims, suits, actions, demands or judgments brought against any one or more of them, arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) or negligence concerning any product, process or service made, used or sold pursuant to any right or license granted under this AGREEMENT. VRI shall have the right to control the defense settlement and/or compromise of any such claims or actions.

8.2                                 VRI’s obligations under Section 8.1 above shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to the negligence or intentional misconduct of GAMBLE or of any of its trustees, officers, medical and professional staff, employees, agents or their respective successors, heirs or assigns.

8.3                                 VRI shall add, at VRI’s expense, GAMBLE as an additional insured on VRI’s clinical trial insurance policy, which provides limits of liability of $2,000,000 per incident and aggregate, effective upon the Effective Date of this AGREEMENT, to provide insurance coverage for GAMBLE for the clinical trials.

8.4                                 VRI, at VRI’s expense, shall maintain policies of comprehensive general liability insurance and will obtain product liability insurance in amounts not less than $1,000,000 per incident and $2,000,000 annual aggregate and shall add GAMBLE as an additional insured on VRI’s policy, which provides such limits of liability. Such insurance shall provide (i) product liability coverage, (ii) negligence, and (iii) broad form contractual liability coverage, for VRI’s indemnification under Section 8.1 of this AGREEMENT. The minimum amounts of insurance coverage required under these provisions shall not be construed to create a limit of VRI’s liability with respect to VRI’s indemnification obligation under Section 8.1 of this AGREEMENT. VRI shall maintain such comprehensive general liability insurance and product liability insurance beyond the expiration or termination of this AGREEMENT and for a reasonable period after the termination of the clinical trials, which in no event shall be less than fifteen (15) years after the clinical trials.

8.5                                 This Section 8 shall survive expiration or termination of this AGREEMENT.

9.                                       REPRESENTATIONS

9.1                                 Subject to any prior rights of the U.S. government, GAMBLE represents that patent applications or patents included in the Patent Rights have been assigned to it and that GAMBLE has the authority and power to issue licenses under said Patent Rights and that GAMBLE has the right to disclose Technical Information to VRI and to enter into and perform this AGREEMENT.

9.2                                 GAMBLE does not warrant the validity of the Patent Rights licensed hereunder and makes no representation whatsoever with regard to the scope of the Patent Rights or that such Patent Rights may be exploited by VRI, its Affiliates, or Sublicensees without infringing other patents, except that GAMBLE represents that as of the Effective Date it is not aware of any patent or patent application not a part of the Patent Rights licensed hereunder that would be infringed by the exercise by VRI, its Affiliates or Sublicensees, of the rights granted to them hereunder.

10.                                 CONFIDENTIALITY

10.1                           Confidential Information.  As used in this AGREEMENT, “Confidential Information” means all information transmitted by a party hereto or obtained by a party hereto in connection with the performance of the clinical trials and other services described in Section 3 hereof or of any such other services to be provided by the parties as described herein, subject to the exceptions specified below. “Confidential Information” means information of any type, not generally known, about the business, processes, services, products, suppliers, customers, clients or plans of GAMBLE or VRI (“the parties hereto”) of any client of the parties hereto (regardless of whether the parties hereto have executed a confidentiality agreement with such customer), which is used or useful in the conduct of business of the parties hereto, or which confers or tends to confer a competitive advantage over one who does not possess such information. Such information includes, but is not limited to, information relating to trade secrets, Technical Information, patent applications, know-how, research, development, design, engineering, quality control or service techniques, information about existing, new or envisioned products, processes or services and their development, performance, scientific, engineering or technical information, laboratory notebooks, notes, computer programs, source codes, object codes, software manuals, sketches, drawings, reports, formulae, gels, slides, sequences, biological materials living or otherwise, photographs, negatives, prototypes, models, correspondence, and other documents and things, and information relating to purchasing, sales, marketing, licensing, contracts with third parties, and pricing, whether or not in writing and whether or not labeled or identified as confidential or proprietary. Confidential Information may be disclosed in writing or orally or may be obtained by observation or inspection. All data, materials, information, and records developed by a party hereto in the course of performing this AGREEMENT shall be considered Confidential Information. However, Confidential Information shall not include information that a party hereto can demonstrate: (i) is in or enters the public domain through no fault of such party; (ii) is disclosed to a party hereto by a third party entitled to disclose it; (iii) was known to a party hereto before the date of this AGREEMENT; or (iv) is required by law to be disclosed, provided reasonable advance notice of such requirement is given to a party hereto before such disclosure.

10.2                           Confidentiality.  Without prior written consent, the parties hereto will not disclose the other party’s Confidential Information to any third party other than employees, agents or others of the parties hereto who must necessarily be informed thereof, but only if and to the extent that any such person has a need for such information. A party hereto will only use Confidential Information for the purpose of fulfilling its obligations under this AGREEMENT. The parties hereto agree that they will take such reasonable steps as may be necessary to prevent the disclosure or use of any such materials by their officers, employees or agents except as provided herein, including but not limited to obtaining and enforcing appropriate confidentiality agreements with such persons. All obligations of confidentiality and nondisclosure set forth in this AGREEMENT shall survive the termination or expiration of this AGREEMENT.

10.3                           The parties agree that clinical trial data generated by GAMBLE under the terms of the AGREEMENT will not be published by VRI prior to its publication by GAMBLE’s principal investigators. To the extent not published, the results of the clinical trials will be held in confidence by GAMBLE. Subject to the foregoing, VRI will have the unrestricted right to use or disclose such clinical trial data.

11.                                 NOTICES

11.1                           Reports, notices and other communications from VRI to GAMBLE as provided hereunder shall be sent by certified mail to:

James N. Gamble Institute of Medical Research
2141 Auburn Avenue
Cincinnati, OH 45219
Attention: President

or other individuals or addresses as shall hereafter be furnished by written notice to VRI.

11.2                           Reports, notices and other communications from GAMBLE to VRI as provided hereunder shall be sent to by certified mail to:

Virus Research Institute, Inc.
61 Moulton Street
Cambridge, MA 02138
Attention: President

or other individuals or addresses as shall hereafter be furnished by written notice to GAMBLE.

12.                                 ARBITRATION

12.1                           (a)                                  Any controversy, dispute or claim arising out of, or relating to, any provisions, the interpretation or the performance of this AGREEMENT or any breach thereof which cannot otherwise be resolved by good faith negotiations between the parties shall be resolved by final and binding arbitration under the rules of the American Arbitration Association, or the Patent Arbitration Rules, if applicable, which are in effect as of the Effective Date of this AGREEMENT. In the event that VRI initiates, requests and/or files for arbitration, the arbitration shall be conducted in Cincinnati, Ohio. In the event that GAMBLE initiates, requests and/or files for arbitration, the arbitration shall be conducted in Boston, Massachusetts.

(b)                                 The arbitration shall be subject to the following terms:

(1)                                  The number of arbitrators shall be three (3).

(2)                                  The arbitrators shall be independent, impartial third parties having no direct or indirect personal or financial relationship to any of the parties to the dispute, who has have agreed to accept the appointment as arbitrator on the terms set out in this Section 12.1.

(3)                                  The arbitrators shall be active or retired attorneys, law professors, or judicial officers with at least five (5) years experience in general commercial matters and a familiarity with the laws governing proprietary rights in intellectual property and in particular patent law.

(4)                                  The arbitrators shall be selected as follows:

(i)                                     Each party shall submit a description of the matter to be arbitrated to the American Arbitration Association at the appropriate Regional Office in Cincinnati, Ohio or Boston, Massachusetts, depending upon where the arbitration is to be held. Said Association shall submit to the parties a list of the arbitrators available to arbitrate any dispute between them. Thereafter, each party shall select, in numerical order, those persons on said list acceptable as arbitrators and return the same to the Association. The first three arbitrators acceptable to both parties shall be deemed the selected arbitrators with respect to the dispute then at issue under this AGREEMENT. In the event of a failure to select three mutually agreeable arbitrators, the Association shall be requested to submit as many subsequent lists of arbitrators as shall be necessary to effect a mutual selection.

(ii)                                  If the method of selection set out in Section 12.1(b)(4)(a) fails for any reason, then either party may petition any state or federal court in Massachusetts or Ohio having jurisdiction for appointment of the arbitrators in accordance with applicable law, provided that the arbitrators must satisfy the requirements of Sections 12.1(b)(2) and 12.1(b)(3) above and be acceptable to each party hereto.

(5)                                  The arbitrators shall announce the award in writing accompanied by written findings explaining the facts determined in support of the award, and any relevant conclusions of law.

(6)                                  Unless otherwise provided in this Section 12.1 or extended by agreement of the parties, each party shall submit an initial request for designation of arbitrators within thirty (30) days after any request for arbitration, the dispute shall be submitted to the arbitrators within sixty (60) days after the arbitrators are selected, and a decision shall be rendered within thirty (30) days after the dispute is submitted.

(7)                                  The fees of the arbitrators and any other costs and fees associated with the arbitration shall be paid in accordance with the decision of the arbitrators.

(8)                                  The arbitrators shall have no power to add to, subtract from, or modify any of the terms or conditions of this AGREEMENT. Any award rendered in such arbitration may be enforced by either party in either the courts of the Commonwealth of Massachusetts or Ohio or in a United States District Court for the District of Massachusetts or Ohio, to whose jurisdiction for such purposes GAMBLE and VRI each hereby irrevocably consents and submits.

12.2                           Notwithstanding the foregoing, nothing in this Section shall be construed to waive any rights or timely performance of any obligations existing under this AGREEMENT.

13.                                 RESTRICTIONS ON USE OF NAMES

VRI shall not use the names of GAMBLE, its related entities and its employees, or any adaptations thereof in any advertising, promotional or sales literature, without the prior written consent of GAMBLE; provided however, that VRI (a) may refer to publications by employees of GAMBLE in the scientific literature or (b) may state that a license from GAMBLE has been granted as herein provided.

14.                                 INDEPENDENT CONTRACTOR

For the purpose of this AGREEMENT and all services to be provided hereunder, both parties shall be, and shall be deemed to be, independent contractors and not agents or employees of the other. Neither party shall have authority to make any statements, representations or commitments or any kind, or to take any action, that will be binding on the other party.

15.                                 SEVERABILITY

If any one or more of the provisions of this AGREEMENT shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this AGREEMENT shall not in any way be affected or impaired thereby.

16.                                 NON-ASSIGNABILITY

Neither this AGREEMENT nor any part hereof shall be assignable by either party without the express written consent of the other provided that either VRI or GAMBLE may assign this AGREEMENT in connection with the merger, consolidation or sale of substantially all of its assets or the sale of that portion of its business to which the Inventions relate or as set forth in Section 7.2 and further provided that neither party shall unreasonably withhold its consent to any other assignment by the other party to an assignee which can reasonably demonstrate its qualifications to carry out the obligations of VRI or GAMBLE hereunder. Any other attempted assignment without such consent shall be void.

17.                                 ENTIRE AGREEMENT

This instrument contains the entire AGREEMENT between the parties hereto. No verbal agreement, conversation or representation between any officers, agents, or employees of the parties hereto either before or after the execution of this AGREEMENT shall affect or modify any of the terms or obligations herein contained.

18.                                 MODIFICATIONS IN WRITING

No change, modification, extension, termination or waiver of this AGREEMENT, or any of the provisions herein contained, shall be valid unless made in writing and signed by a duly authorized representative of each party.

19.                                 GOVERNING LAW

The validity and interpretation of this AGREEMENT and the legal relations of the parties to it shall be governed by the laws of the State of Ohio.

20.                                 CAPTIONS

The captions are provided for convenience and are not to be used in construing this AGREEMENT.

21.                                 PATENT MARKING

VRI agrees to mark and have marked all Licensed Products sold by it under the license granted herein, if practical, with the word “Patent” or “Patents” and the number of the patent or patents applicable thereto.

IN WITNESS WHEREOF, the parties hereto have caused this AGREEMENT to be executed in quadruplicate by their duly authorized representatives as of the date first above written.

JAMES N. GAMBLE INSTITUTE (GAMBLE)		VIRUS RESEARCH INSTITUTE, INC. (VRI)

By:	/s/ Gilbert M. Schiff 2/24/95	By:	/s/ William A. Packer
	Gilbert M. Schiff, M.D.		William A. Packer
	Title: President		Title: President

WITNESSED BY:		WITNESSED BY:

/s/ [signature illegible]		/s/ [signature illegible]

APPENDIX A

LIST OF PATENT APPLICATIONS INCLUDED IN THE PATENT RIGHTS

1.)                                   U.S. Serial No. 07/614,310, filed November 16, 1990, entitled “Human Rotaviruses, Vaccines and Methods,” and invented by Richard L. Ward.

2.)                                   U.S. Serial No. 07/816,974, filed January 3, 1992, entitled “Human Rotaviruses, Vaccines and Methods,” and invented by Richard L. Ward (Division of U.S. Serial No. 07/614,310).

3.)                                   Serial No. PCT/U.S. 91/08191, filed November 4, 1990, entitled “Human Rotaviruses, Vaccines and Methods,” and invented by Richard L. Ward.

U.S. Patent Application Serial Number	08/143975
U.S. Patent Application Serial Number	08/114114
Brazilian Patent Application Serial Number	9106982
European Patent Application Serial Number	92900590.8
Mexican Patent Application Serial Number	9303196
Australian Application Serial Number	90603/91
Canadian Application Serial Number	2096315
S. Korean Application Serial Number	93701493
Japanese Application Serial Number	501860/92

APPENDIX B

MATERIALS TRANSFER AGREEMENT

THIS AGREEMENT entered the               day of                          , 19    , by and between the James N. Gamble Institute of Medical Research (“Provider”), a non-profit corporation having a place of business at 2141 Auburn Ave., Cincinnati, Ohio 45219 and (“Recipient”), a corporation having a place of business at

1.                                       Subject to availability Provider agrees to provide the following material to recipient: ***. Such material and any related biological material or associated know-how and data that will be received by Recipient from Provider, and any substance that is replicated or derived therefrom are covered by this Agreement. All such materials shall hereinafter be referred to as the “Material(s).”

2.                                       The Materials will be used by Recipient in connection with the research described in Appendix A and only for non-commercial purposes. The Materials shall not be used in research that is subject to consulting or licensing obligations to another institution, corporation or business entity, unless written permission is obtained in advance from Provider.

3.                                       Recipient shall not distribute, release or disclose the Materials to any other person or entity and shall ensure that no one will be allowed to take or send the Materials to any other location, unless written permission is obtained in advance from Provider. Recipient agrees to maintain the confidentiality of any propriety information of Provider regarding the Materials.

4.                                       The Materials are supplied solely for scientific research purposes, for use in animals and/or in vitro. THE MATERIALS SHALL NOT BE USED IN HUMANS.

5.                                       No right or license is granted under the Agreement either expressly or by implication. It is understood that any and all proprietary rights, including but not limited to patent rights, in and to the Materials shall be and remain in Provider.

6.                                       Recipient agrees to provide Provider with an advance copy at least thirty (30) days in advance of any written submission (abstract or paper) or oral presentation that makes reference to the Materials. If in the opinion of Provider any such publication describes a patentable development, Provider shall have an opportunity to request that Recipient delay the submission or public presentation until after a U.S. patent application has been filed. In no event shall the delay be unreasonable. If a publication does result from work using the Materials, Recipient agrees to acknowledge Provider and/or give credit to Provider’s scientists, as scientifically appropriate, based on any direct contribution they may have made to the work.

7.                                       Recipient agrees not to sequence or clone any Material provided by Provider without the written permission of Provider.

8.                                       In the event that use of the Material results in an invention, improvement, substance, or information whether or not patentable and patents, if any, which result therefrom (“Developed Technology”), Recipient agrees to disclose promptly to Provider all such inventions, improvements or substances.

9.                                       Recipient shall assign all right, title and interest in and to Developed Technology to Provider. Recipient agrees to cooperate and assist Provider in obtaining patent protection for Developed Technology.

10.                                 Recipient agrees to execute, acknowledge and deliver all such further papers as may be necessary to perform its obligation under this Agreement

11.                                 Recipient acknowledges that the Materials are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. PROVIDER MAKES NO REPRESENTATION THAT THE USE OF THE MATERIALS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER PROPRIETARY RIGHT.

12.                                 In no event shall Provider be liable for any use of the Materials by Recipient. Recipient hereby agrees to defend, indemnify and hold harmless Provider, its officers, directors, trustees, employees and agents from any loss, claim, damage, expense or liability, of whatsoever kind or nature (including attorney’s fees), which may arise from or in connection with this Agreement or the use, handling or storage of the Materials.

13.                                 Recipient shall report to Provider a summary of the results of Recipient’s work utilizing the Materials.

14.                                 Upon the request of Provider, Recipient shall promptly return to Provider the Materials furnished to Recipient under this Agreement.

15.                                 Recipient agrees to comply with all government and National Institutes of Health regulations and guidelines which are applicable to the Recipient’s use of the Materials.

16.                                 This Agreement is not assignable, whether by operation of law or otherwise, without the prior written consent of Provider.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this Agreement to be executed by their respective duly authorized representatives.

RECIPIENT’S INVESTIGATOR	AUTHORIZED REPRESENTATIVE FOR RECIPIENT

By:	By:

Typed Name	Typed Name

Title	Title

PROVIDER’S INVESTIGATOR	AUTHORIZED REPRESENTATIVE FOR PROVIDER

By:	By:

Typed Name	Typed Name

Title	Title

APPENDIX C

PROTOCOL

REACTIVITY AND IMMUNOGENICITY OF LIVE, ATTENUATED

ROTAVIRUS VACCINE CANDIDATE 89-12

A copy of the protocol will be attached to the execution copy of this AGREEMENT